UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of The Securities Exchange Act of 1934

(Amendment No. )

Filed by the Registrant ☐

Filed by a Party other than the Registrant ☒

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Under Rule 14a-12

GRIFFON CORPORATION
(Name of Registrant as Specified in Its Charter)

VOSS VALUE MASTER FUND, LP VOSS VALUE-ORIENTED SPECIAL SITUATIONS FUND, LP VOSS ADVISORS GP, LLC VOSS CAPITAL, LLC TRAVIS W. COCKE H. C. CHARLES DIAO
(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials:

☐          Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount previously paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Voss Value Master Fund, LP, a Cayman Islands limited partnership (“Voss Value Master Fund”), together with the other participants named herein (collectively, “Voss”), has filed a definitive proxy statement and accompanying BLUE proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for the election of its highly-qualified director nominee at the 2022 annual meeting of stockholders of Griffon Corporation, a Delaware corporation (the “Company”).

Item 1: On February 4, 2022, Voss issued the following press release:

Leading Proxy Advisory Firm Glass Lewis Supports Voss’s Case for Change at Griffon

Recommends that Griffon Shareholders Vote FOR Voss’s BLUE Proxy Card to Elect Charles Diao, Advocates Voting Against Griffon’s F-Grade Executive Compensation Proposal

Glass Lewis Concludes “the Election of Mr. Diao Should Help to Bring a Much-Needed Fresh Perspective and Independent Voice to the Boardroom”

Glass Lewis Believes Charlie Diao’s Election Will “Send a Strong Message to the Incumbent Directors and Represent a Clear Shareholder Mandate for at Least Some Meaningful Reforms at the Company”

HOUSTON, Feb. 4, 2022 /PRNewswire/ -- Voss Capital, LLC ("Voss"), a significant shareholder of Griffon Corp. (NYSE: GFF) ("Griffon" or the "Company"), today announced that leading proxy advisory firm Glass Lewis has recommended that shareholders vote on the BLUE proxy card for Voss director candidate Charlie Diao for election to the Griffon Board of Directors. Voss strongly urges shareholders to vote on the BLUE proxy card to elect its highly qualified and fully independent nominee - Charlie Diao.

In its report, Glass Lewis comments on the Company’s consistent underperformance and notes their lack of faith in the current Board’s ability to generate returns for shareholders.

•	“Our findings here suggest that shareholders may have valid reason to be concerned with the Company’s short- and long-term TSR performance. In our view, the Company’s TSR has lagged behind the returns observed in various peer groups and a relevant broader market index for most of the relevant historical periods that we reviewed.”

•	“Under the leadership of Mr. Kramer and the oversight of the current board, the Company has underperformed its peers by various relevant operational measures. Further, our review shows that the Company’s TSR performance has been worse than that of most of its peers and the broader market over multiple relevant time periods.”

•	“We believe [Griffon’s TSR underperformance] raises serious questions over whether the Company has performed up to its potential and/or whether investors are discounting the underlying value of the Company’s business portfolio.”

•	“In our view, the steady and ongoing decline in the performance of the Defense Electronics segment raises valid questions regarding whether the current board can be trusted to oversee meaningful improvement in the Company’s portfolio businesses or to divest assets at optimal points to maximize shareholder value.”

Glass Lewis’s report also raises concerns regarding the lack of true independence on Griffon’s Board, pointing to over-tenured Board members and corporate governance issues.

•	“[The] concentration of long-serving directors could stoke concerns that the board may be less willing to introduce truly fresh perspectives who are not otherwise endorsed by this functionally static wing of the board. This view is further reinforced by the fact that Mr. Kramer seemingly had a direct hand in picking three of the Company’s six most recent independent director appointees (namely, Mr. Cohen, Mr. Sight and Ms. Stewart).”

•	“We believe this dynamic of having the Company’s longest-tenured “independent” directors leading the compensation committee is especially notable given the concerns the Dissident has raised regarding the Company’s executive compensation practices, a critique that Glass Lewis is largely inclined to agree.”

•	“This continued underperformance, coupled with the Company’s longstanding pattern of excessive executive compensation, supports the notion of the Company's CEO perhaps having outsized influence at the Company.”

Furthermore, Glass Lewis echoes Voss’s concerns regarding the excessive compensation of Griffon’s management team.

•	“We note that for at least each of the past 10 years, the Company has received a “D” or “F” grade in our Pay-for-Performance model, suggesting a persistently unfavorable disconnect between the Company’s executive compensation and the Company’s financial performance”

•	“Our concerns regarding the Company’s executive compensation program have run the gamut, including questionable peer group selections, questionable performance metrics, easily-achieved performance hurdles, and relatively high quantum amounts paid out to executives. Yet despite the increasing level of shareholder opposition, the Company has not taken any earnest steps to address its outsized executive pay, in our view.”

•	“Given the Company’s poor track record of linking pay to performance and the seeming lack of shareholder responsiveness, we have little, if any, confidence that the current board has the appetite or willingness to enact truly meaningful reforms to its executive compensation program.”

Glass Lewis believes our candidate Charlie Diao is well qualified and will make a meaningful difference if elected to Griffon’s Board. It recommends that shareholders elect him to Griffon’s Board.

•	“We believe that shareholders should support the Dissident’s campaign at this meeting and the election of the Dissident Nominee, Mr. Diao, who we believe has the requisite experience and expertise to capably serve on the Company’s board.”

•	“Mr. Diao has experience serving on key board committees of the aforementioned public companies, including having been designated as an audit committee financial expert on both of those boards.”

•	“In our view, the election of Mr. Diao should help to bring a much-needed fresh perspective and independent voice to the boardroom.”[1]

We are pleased that Glass Lewis agrees that shareholders should vote “FOR” our highly qualified nominee Charlie Diao at Griffon’s upcoming Annual Meeting. Glass Lewis’s endorsement affirms our conviction in our case for change at Griffon and the urgent need for independent shareholder representation on Griffon’s Board.

Please submit your vote as soon as possible to ensure it is counted at the Annual Meeting on February 17, 2022. Every shareholder’s vote is important. Follow the directions on your BLUE proxy card to vote online, over the phone or by mail. If you have already voted Griffon's white proxy card, a later-dated vote on Voss' BLUE proxy card will revoke your previously cast vote.

For more information on our case for change, visit our website www.renovategriffon.com.

1 Permission to quote from the Glass Lewis report was neither sought nor received. Emphases added.

Media Contact:

Serena Koontz

Head of Investor Relations

Voss Capital, LLC

serena@vosscap.com

Investor Contact:

John Ferguson

Saratoga Proxy Consulting LLC

jferguson@saratogaproxy.com

Item 2: Also on February 4, 2022, Voss updated the website www.renovategriffon.com, copies of the webpages are set forth below:

Item 3: Also on February 4, 2022, Voss issued the following statements via social media: